Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES FIRST QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

— First Quarter Revenue of $65.9 million — GMV of $151.4 million - Adjusted EBITDA of ($3.3) million

- Long Term Commercial Growth Strategy Remains the Priority

WASHINGTON — February 4, 2016 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today reported that gross merchandise volume (GMV) for the quarter ended December 31, 2015 was $151.4 million, a decrease of 38.3% from the prior year’s comparable period. Revenue for the quarter was $65.9 million, adjusted EBITDA, which excludes stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions, was ($3.3) million and adjusted net income was ($3.5) million or ($0.11) adjusted diluted earnings per share. Q1-16 results were within the company’s guidance range for GMV and below the company’s guidance range for adjusted EBITDA and adjusted EPS, primarily related to our DoD business which experienced continued declines in property values under our Scrap contract, lower volumes received under our Surplus contract, and lower margins related to the transition of our Surplus contract to the new contract terms.

“As we commence fiscal year 2016, our focus remains on the long term growth of our commercial business and building the most innovative services and capabilities in the global reverse supply chain industry in response to what our customers want and need to improve their own performance,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “Our Q1 results were dampened by lower commodity prices which have adversely affected the pricing and volume of transactions in our DoD and capital assets marketplaces. However, we continue to expand our commercial and municipal government client base as our marketplace and integrated services are highly relevant to organizations seeking to manage total supply chain costs in the current business climate. We also continued to make progress on the design and build of our LiquidityOne platform to provide customers the next generation of cloud based marketplace, analytics and returns management solutions. We are testing our new product and service capabilities with customers and are excited by the initial feedback and the new opportunities we are uncovering to grow our business over the long term.”

Q1-16 results were led by our state and municipal government marketplace, which achieved double-digit GMV growth. We also continue to grow our client base and signed over 200 new government clients and 33 new industrial capital asset clients in the quarter. Our retail business performed slightly below expectations during the quarter related to timing of expenses for products that we received and processed during the quarter but were not available for sale on our marketplace during the quarter. Our retail business continues to strengthen with new client programs ramping up in Q2-16, including the increasing adoption of our returns management services. We continue to see unfavorable industry and pricing trends in our energy and DoD scrap property verticals, which have impacted pricing and transaction volume during the quarter. We exited Q1-16 in a strong financial position with $85.5 million in cash and a debt free balance sheet, not including the significant cash benefit from our recent sale of the Jacobs Trading business.  The sale generated a tax loss that is expected to result in a $33.5 million cash benefit from prior year income taxes and a $7 million cash benefit for 2015.

Comparative financial results reflect the sale of our Jacobs Trading subsidiary, the significant downturn in commodity prices which have reduced prices and volume in our DoD scrap and energy marketplaces and increased spending in our LiquidityOne investment program. Our Q1-16 revenue and adjusted EBITDA decreased 47.4% and 119.2%, respectively, from the prior year’s comparable period, and adjusted net income and adjusted diluted earnings per share decreased 130.6% and 130.0%, respectively, from the prior year’s comparable period. Net GAAP loss for Q1-16 was $5.2 million, which resulted in a $0.17 diluted loss per share based on 30.5 million diluted shares outstanding. Q1-FY16 adjusted net income and adjusted EPS tax rate was 29.3%.  We would expect our future years’ tax rate to range between 30% to 40%.

— more —

Business Outlook

In the near term it remains difficult to forecast the sales and margins of our business, as our DoD business has seen significant changes in the volume and mix of property we handle and a decline in scrap metals pricing which has reduced sales values and increased costs. We are also operating under an extension of the wind-down period of our prior DoD Surplus contract which reflects the more favorable pricing terms of that contract for merchandise received during the wind-down period. As we transition to the new Surplus contract during FY-16, we will receive and sell merchandise under both the old and new Surplus contracts.

During the next 15 months our organization is responsible for maintaining the ‘as-is’ business supported by legacy systems while investing in the development of an integrated global business and new marketplace platform. Our costs during this transition process will be elevated and we will also face a drag on productivity as we teach and implement new ways of doing business. We will have periods of uneven financial performance as we execute our strategy. However, we will emerge from this transformation as a much more scalable and capable organization that is able to focus entirely on growth activities in the global reverse supply chain. We also plan to further allocate management time and resources to accomplish our LiquidityOne transformation program, which may result in reduced productivity and growth that is difficult to forecast.

Our FY-16 outlook remains cautious due to the changing mix and volume of supply in our DoD and commercial business, in part due to lower commodity prices and macro weakness in the energy sector. While we anticipate a benefit to earnings in FY-16 compared to FY-15 from the sale of the Jacobs Trading business, client engagements and the mix of property received under select retail client programs are unpredictable, resulting in lower supply and lower per unit prices in certain categories.

In the longer term, we expect our business to benefit from: (i) innovative new service capabilities and more efficient business operations from our LiquidityOne investment program; (ii) improved monetization of our buyer base through the deployment of our new integrated marketplace system and data warehouse; (iii) increased outsourcing of reverse supply chain activities in response to our new model and the rise of e-commerce and sustainability programs; and (iv) increased brand recognition as a market leader due to our proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain.

The following forward-looking statements reflect trends and assumptions for Q2-16:

(i)                                     increased investment spending under our LiquidityOne transformation initiative;

(ii)                                  increased costs in our DoD business, including due to the commencement of operations under our new Surplus contract;

(iii)                               steady results and year-over-year growth from our state and local government sector marketplace;

(iv)                              lower than average sales prices and margins realized in our energy marketplace;

(v)                                 variability in the timing of large asset sales in our commercial capital assets marketplaces related to both underwritten and consignment programs;

(vi)                              lower volume in our retail goods marketplaces, including as a result of the disposition of Jacobs Trading; and

(vii)                           soft commodity prices affecting our Scrap business.

GMV — We expect GMV for Q2-16 to range from $140 million to $160 million.

Adjusted EBITDA —We expect Adjusted EBITDA for Q2-16 to range from ($3.0) million to $2.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for Q2-16 to range from ($0.11) to zero. This guidance assumes that we have an average diluted number of shares outstanding for the quarter of 30.5 million and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our second quarter guidance adjusts EBITDA and Diluted EPS for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million. These stock based compensation costs are consistent with fiscal year 2015.

— more —

Key Q1 FY16 Operating Metrics

Registered Buyers — At the end of Q1-16, registered buyers totaled approximately 2,875,000, representing an approximately 9% increase over the approximately 2,646,000 registered buyers at the end of Q1-15.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 561,000 in Q1-16, an approximately 11% decrease from the approximately 631,000 auction participants in Q1-15.

Completed Transactions — Completed transactions decreased to approximately 133,000, an approximately 9% decrease for Q1-16 from the approximately 146,000 completed transactions in Q1-15.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-16	Q1-15
Consignment Model:
GovDeals	34.4%	18.5%
Commercial	32.5%	41.1%
Total Consignment	66.9%	59.6%
Purchase Model:
Commercial	14.0%	19.8%
Surplus Contract	13.5%	13.3%
Total Purchase	27.5%	33.1%

Other:	5.6%	7.3%
Total	100.0%	100.0%

Revenue Mix

	Q1-16	Q1-15
Consignment Model:
GovDeals	8.2%	3.8%
Commercial	15.6%	12.1%
Total Consignment	23.8%	15.9%
Purchase Model:
Commercial	32.2%	38.1%
Surplus Contract	31.0%	26.0%
Total Purchase	63.2%	64.1%

Other:	13.0%	20.0%
Total	100.0%	100.0%

— more —

Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision (benefit) for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions.

	Three Months Ended December 31,
	2015	2014
	(In thousands)
	(Unaudited)
Net loss	$(5,197)	$(64,116)
Interest (income) expense and other expense, net	(60)	38
Benefit from income taxes	(2,154)	(20,918)
Amortization of contract intangibles	—	1,211
Depreciation and amortization	1,672	1,992
EBITDA	(5,739)	(81,793)

Stock compensation expense	2,420	2,602
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	39	96,238

Adjusted EBITDA	$(3,280)	$17,047

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  For Q1 FY16, the tax rate used to tax effect these items is our current rate of 29.3%. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended December 31,
	2015	2014
	(Dollars in thousands, except per share data)
	(Unaudited)
Net loss	$(5,197)	$(64,116)
Stock compensation expense (net of tax)	1,711	1,962
Amortization of contract intangibles (net of tax)	—	913
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets (net of tax)	28	72,563

Adjusted net (loss) income	$(3,458)	$11,322

Adjusted basic (loss) earnings per common share	$(0.11)	$0.38

Adjusted diluted (loss) earnings per common share	$(0.11)	$0.38

Basic weighted average shares outstanding	30,490,670	29,926,273

Diluted weighted average shares outstanding	30,490,670	29,926,273

— more —

Conference Call

The Company will host a conference call to discuss the first quarter of fiscal year 2016 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (866) 840-8225 or (704) 908-0457 and providing conference identification number 27324813. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until February 3, 2017 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until February 11, 2016 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 27324813. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

— more —

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure, the Company’s proprietary e-commerce marketplace platform, product development and marketing initiatives, the LiquidityOne Transformation program, the supply and mix of inventory under the DoD Surplus Contracts, expected future effective tax rates, expected future tax benefits as a result of the sales of the Jacobs Trading business, and trends and assumptions about future periods, including the second quarter FY-16.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; the success of our business realignment and LiquidityOne integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

— more —

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	September 30,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,452	$95,465
Accounts receivable, net of allowance for doubtful accounts of $549 and $471 at December 31, 2015 and September 30, 2015, respectively	6,039	6,194
Inventory	27,454	25,510
Tax refund receivable	33,491	33,491
Prepaid and deferred taxes	20,124	19,903
Prepaid expenses and other current assets	7,044	7,826
Total current assets	179,604	188,389
Property and equipment, net	13,485	13,356
Intangible assets, net	3,704	4,051
Goodwill	63,529	64,073
Deferred long-term tax assets	8,025	5,871
Other assets	14,499	12,748
Total assets	$282,846	$288,488
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,094	$9,500
Accrued expenses and other current liabilities	25,267	27,350
Profit-sharing distributions payable	1,343	2,512
Customer payables	30,385	29,802
Total current liabilities	67,089	69,164
Other long-term liabilities	3,334	3,322
Total liabilities	70,423	72,486
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,552,286 shares issued and outstanding at December 31, 2015; 30,026,223 shares issued and outstanding at September 30, 2015	29	29
Additional paid-in capital	213,087	210,712
Accumulated other comprehensive loss	(6,383)	(5,626)
Retained earnings	5,690	10,887
Total stockholders’ equity	212,423	216,002
Total liabilities and stockholders’ equity	$282,846	$288,488

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2015	2014

Revenue	$50,138	$98,163
Fee revenue	15,737	26,980
Total revenue	65,875	125,143

Costs and expenses:
Cost of goods sold (excluding amortization)	26,883	54,315
Profit-sharing distributions	2,357	9,592
Technology and operations	22,807	26,878
Sales and marketing	9,460	10,385
General and administrative	10,068	9,528
Amortization of contract intangibles	—	1,211
Depreciation and amortization	1,672	1,992
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	39	96,238

Total costs and expenses	73,286	210,139

Loss from operations	(7,411)	(84,996)
Interest (income) expense and other expense, net	(60)	38

Loss before benefit from income taxes	(7,351)	(85,034)
Benefit from income taxes	(2,154)	(20,918)

Net loss	$(5,197)	$(64,116)
Basic loss per common share	$(0.17)	$(2.14)
Diluted loss per common share	$(0.17)	$(2.14)

Basic weighted average shares outstanding	30,490,670	29,926,273
Diluted weighted average shares outstanding	30,490,670	29,926,273

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,
	2015	2014
Operating activities
Net loss	$(5,197)	$(64,116)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,672	3,203
Stock compensation expense	2,420	2,602
Provision (benefit) for inventory allowance	1,208	(48)
Provision for doubtful accounts	78	121
Deferred tax benefit	—	(22,145)
Impairment of goodwill and long-lived assets	—	96,238
Incremental tax benefit from exercise of common stock options	48	(163)
Changes in operating assets and liabilities:
Accounts receivable	77	1,347
Inventory	(3,152)	8,138
Prepaid and deferred taxes	(2,424)	290
Prepaid expenses and other assets	(969)	658
Accounts payable	594	(859)
Accrued expenses and other	(2,070)	(7,534)
Profit-sharing distributions payable	(1,169)	(392)
Customer payables	583	(3,815)
Other liabilities	3	(461)
Net cash (used in) provided by operating activities	(8,298)	13,064
Investing activities
Increase in intangibles	(29)	(3)
Purchases of property and equipment	(1,428)	(1,612)
Net cash used in investing activities	(1,457)	(1,615)
Financing activities
Proceeds from exercise of common stock options (net of tax)	—	71
Incremental tax benefit from exercise of common stock options	(48)	163
Net cash (used in) provided by financing activities	(48)	234
Effect of exchange rate differences on cash and cash equivalents	(210)	(59)
Net (decrease) increase in cash and cash equivalents	(10,013)	11,624
Cash and cash equivalents at beginning of period	95,465	62,598
Cash and cash equivalents at end of period	$85,452	$74,222

Supplemental disclosure of cash flow information
Cash paid for income taxes	$237	$589